Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL BRASS AND COPPER HOLDINGS, INC. REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS
COMPANY REAFFIRMS 2016 FULL-YEAR GUIDANCE

Second Quarter Highlights

•	Olin Brass East Alton facility resumed production on June 11th as scheduled after a production outage in May 2016;

•	2015 results include a $6.3 million gain on sale of investment with no such gain being reported in 2016;

•	Volume of 131.8 million pounds, a decrease of 0.8% year-over-year;

•	Net income attributable to GBC of $8.4 million, a decrease of 50.9% year-over-year;

•	Adjusted EBITDA of $25.9 million, a decrease of 36.8% year-over-year;

•	Diluted earnings per common share of $0.39, a decrease of 51.3% versus $0.80 in the prior year period;

•	Adjusted diluted earnings per common share of $0.43, a decrease of 51.7% from $0.89 in the prior year period;

•	Commenced refinancing of our 9.5% senior secured notes and asset based revolving facility, which was completed on July 18, 2016; and

•	The Company reaffirms 2016 full-year guidance.

Schaumburg, IL., August 4, 2016 Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) today announced the results for the second quarter ended June 30, 2016.

Second Quarter Operating Results
Volume for the second quarter of 2016 decreased by 0.8% to 131.8 million pounds compared to 132.8 million pounds in the second quarter of 2015. Volumes decreased as a result of the production outage at our Olin Brass facility and decreased demand in the coinage, transportation and industrial machinery and equipment markets, all of which was partially mitigated by increased demand within our building and housing market.

“Second quarter results were impacted by a disruption to production activity at Olin Brass. Production capacity has been restored and our full year 2016 guidance expectations remain unchanged, as much of the shortfall in the second quarter results at Olin Brass is expected to be recovered by year end. We are encouraged by another quarter of increased shipments of our green product portfolio at Chase Brass and continued strengthening of the building and housing market,” said John Wasz, GBC’s President and Chief Executive Officer.

Mr. Wasz concluded, “As we look to the second half of the year, our recent debt refinancing represents a significant milestone in the strategic evolution of our company and provides greater flexibility to grow our Company through execution of organic growth initiatives and acquisitions. Overall, we are pleased with our positioning to deliver continued value for our shareholders as we maintain our ongoing focus on driving profitable growth, generating strong cash flows, and strengthening our competitive position.”

Net sales for the second quarter of 2016 decreased to $337.9 million from $414.9 million in the second quarter of 2015. The decline in net sales was primarily attributable to decreased metal prices. Adjusted sales, our non-GAAP financial measure that reflects the value added premium over metal replacement cost recovery, decreased $3.8 million as compared to the prior year, primarily attributable to decreased volumes, mostly resulting from the Olin Brass production outage. A reconciliation of net sales to adjusted sales is provided later in this press release.

Net income attributable to GBC for the second quarter of 2016 was $8.4 million, or $0.39 per diluted share, compared to $17.1 million, or $0.80 per diluted share, for the same period of 2015. The decrease was primarily due to a decrease in gross profit, largely driven by the production outage, and the fact that 2015 results include a gain on the sale of our joint venture. We also had decreased selling, general and administrative expenses, interest expense and provision for income taxes.

Adjusted EBITDA, our non-GAAP measure of consolidated profitability, was $25.9 million for the second quarter of 2016, a decrease of 36.8% compared to 2015. The decrease was the result of the production outage at Olin Brass, the fact that 2015 results include a gain on the sale of our joint venture, and decreased volumes, all of which were partially offset by a decrease in selling, general and administrative expenses. A reconciliation of net income attributable to GBC to Adjusted EBITDA is provided later in this press release.

Adjusted diluted earnings per common share, another non-GAAP profitability measure, was $0.43 for the second quarter of 2016 compared to $0.89 in the prior year. A reconciliation of diluted net income attributable to GBC per common share to adjusted diluted earnings per common share is provided later in this press release.

Cash Flow and Leverage
During the second quarter of 2016, we generated $23.1 million of cash from operating activities largely due to earnings.

We ended the quarter with cash of $58.9 million and $305.3 million of senior secured notes. On July 18, 2016, we completed the refinancing of our senior secured notes and asset-based revolving loan facility, consuming $11.8 million of cash, and replacing our former indebtedness with a $320.0 term loan facility and a new asset-based revolving loan facility.

2016 Guidance
We reaffirm our full-year 2016 guidance and expect:

•	Shipment volumes to range from 510 million pounds to 545 million pounds; and

•	Adjusted EBITDA to range from $115 million to $125 million.

Conference Call
The Company will host a teleconference and webcast at 9:00 a.m. (Central Time) on Friday, August 5, 2016 to review the results. To listen to the live call, individuals can access the webcast approximately 10 minutes before the scheduled start time at the investor relations portion of the Company's website at http://ir.gbcholdings.com, or by dialing 855-878-0250, passcode #50222367. For those who cannot listen to the live webcast, replays will be available shortly after the call on the Company’s website.

About Global Brass and Copper
Global Brass and Copper Holdings, Inc., through its wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, processor and distributor of specialized non-ferrous products in North America. We engage in metal melting and casting, rolling, drawing, extruding, welding and stamping to fabricate finished and semi-finished alloy products from processed scrap, virgin metals and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products that we sell under the Olin Brass, Chase Brass and A.J. Oster brand names. Our products are used in a variety of applications across diversified markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer markets.

CONTACT:	Christopher J. Kodosky
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

David Beré
FTI Consulting
(312) 252-4035

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2016	2015	2016	2015

Net sales	$337.9	$414.9	$666.8	$815.1
Cost of sales	(296.6)	(364.6)	(576.0)	(720.9)
Gross profit	41.3	50.3	90.8	94.2
Selling, general and administrative expenses	(19.8)	(21.9)	(39.5)	(43.3)
Operating income	21.5	28.4	51.3	50.9
Interest expense	(7.9)	(9.9)	(16.3)	(19.9)
Loss on extinguishment of debt	(0.4)	—	(3.3)	—
Gain on the sale of investment in joint venture	—	6.3	—	6.3
Other income, net	—	0.2	0.4	0.1
Income before provision for income taxes and equity income	13.2	25.0	32.1	37.4
Provision for income taxes	(4.6)	(7.9)	(11.3)	(12.4)
Income before equity income	8.6	17.1	20.8	25.0
Equity income, net of tax	—	0.1	—	0.3
Net income	8.6	17.2	20.8	25.3
Net income attributable to noncontrolling interest	(0.2)	(0.1)	(0.2)	(0.1)
Net income attributable to Global Brass and Copper Holdings, Inc.	$8.4	$17.1	$20.6	$25.2

Net income attributable to Global Brass and Copper Holdings, Inc. per common share:
Basic	$0.39	$0.80	$0.97	$1.19
Diluted	$0.39	$0.80	$0.96	$1.18
Weighted average common shares outstanding:
Basic	21.3	21.3	21.3	21.2
Diluted	21.5	21.4	21.5	21.3

Supplemental Non-GAAP Reconciliation
Net sales	$337.9	$414.9	$666.8	$815.1
Metal component of net sales	(201.1)	(274.3)	(394.6)	(539.7)
Adjusted sales	$136.8	$140.6	$272.2	$275.4

Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share, as reported	$0.39	$0.80	$0.96	$1.18
Unrealized (gain) loss on derivative contracts	(0.03)	0.02	(0.12)	(0.03)
Loss on extinguishment of debt	0.02	—	0.15	—
Non-cash accretion of income of Dowa Joint Venture	—	—	—	(0.01)
Specified legal/professional expenses	0.01	0.03	0.03	0.08
Lower of cost or market adjustment to inventory	(0.01)	0.03	—	0.12
Share-based compensation expense	0.08	0.06	0.13	0.09
Restructuring and other business transformation charges	—	—	—	0.05
Tax impact on above adjustments (a)	(0.03)	(0.05)	(0.07)	(0.11)
Adjusted diluted earnings per common share	$0.43	$0.89	$1.08	$1.37

(a) Calculated based on our estimated tax rate.

Global Brass and Copper Holdings, Inc.
Adjusted EBITDA Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2016	2015	2016	2015
Net income attributable to Global Brass and Copper Holdings, Inc.	$8.4	$17.1	$20.6	$25.2
Interest expense	7.9	9.9	16.3	19.9
Provision for income taxes	4.6	7.9	11.3	12.4
Depreciation expense	3.7	3.3	7.3	6.6
Unrealized (gain) loss on derivative contracts (a)	(0.7)	0.3	(2.6)	(0.7)
Loss on extinguishment of debt (b)	0.4	—	3.3	—
Non-cash accretion of income of Dowa Joint Venture (c)	—	—	—	(0.2)
Specified legal/professional expenses (d)	0.2	0.7	0.6	1.8
Lower of cost or market adjustment to inventory (e)	(0.2)	0.6	0.1	2.5
Share-based compensation expense (f)	1.6	1.2	2.7	1.9
Restructuring and other business transformation charges (g)	—	—	—	0.9
Adjusted EBITDA	$25.9	$41.0	$59.6	$70.3

(a)	Represents unrealized gains/losses on derivative contracts.

(b)	Represents the loss on extinguishment of debt recognized in connection with the open market purchase of senior secured notes.

(c)
As a result of the application of purchase accounting in connection with the November 2007 acquisition, no carrying value was initially assigned to our equity investment in our Dowa Joint Venture. This adjustment represents the accretion of equity in our Dowa Joint Venture at the date of the acquisition over a 13-year period (which represents the estimated useful life of the technology and patents of the joint venture).

(d)	Represents selected professional fees for accounting, tax, legal and consulting services incurred as a public company that exceed our expected long-term requirements.

(e)	Represents impact of lower of cost or market adjustments to domestic, non-copper metal inventory.

(f)	Represents compensation expense resulting from stock compensation awards to certain employees and our Board of Directors.

(g)	Restructuring and other business transformation charges in 2015 represent severance charges at Olin Brass.

Segment Results of Operations

(in millions)	Three Months Ended June 30,		Change 2016 vs. 2015
	2016	2015	Amount	Percent
Pounds shipped (a)
Olin Brass	62.7	71.0	(8.3)	(11.7)%
Chase Brass	58.0	53.8	4.2	7.8%
A.J. Oster	19.3	19.2	0.1	0.5%
Corporate and other (b)	(8.2)	(11.2)	3.0	26.8%
Total	131.8	132.8	(1.0)	(0.8)%

Net sales
Olin Brass	$155.0	$207.8	$(52.8)	(25.4)%
Chase Brass	129.8	142.7	(12.9)	(9.0)%
A.J. Oster	71.2	80.2	(9.0)	(11.2)%
Corporate and other (b)	(18.1)	(15.8)	(2.3)	(14.6)%
Total	$337.9	$414.9	$(77.0)	(18.6)%

Adjusted EBITDA
Olin Brass	$7.8	$17.7	$(9.9)	(55.9)%
Chase Brass	18.0	17.1	0.9	5.3%
A.J. Oster	4.6	4.7	(0.1)	(2.1)%
Total adjusted EBITDA of operating segments	$30.4	$39.5	$(9.1)	(23.0)%
Corporate and other	(4.5)	1.5	(6.0)	N/M
Total consolidated adjusted EBITDA	$25.9	$41.0	$(15.1)	(36.8)%

	Six Months Ended June 30,		Change 2016 vs. 2015
(in millions)	2016	2015	Amount	Percent
Pounds shipped (a)
Olin Brass	126.2	130.9	(4.7)	(3.6)%
Chase Brass	117.3	115.2	2.1	1.8%
A.J. Oster	38.2	37.3	0.9	2.4%
Corporate and other (b)	(18.6)	(22.0)	3.4	15.5%
Total	263.1	261.4	1.7	0.7%

Net sales
Olin Brass	$306.8	$392.5	$(85.7)	(21.8)%
Chase Brass	258.0	299.1	(41.1)	(13.7)%
A.J. Oster	140.4	155.0	(14.6)	(9.4)%
Corporate and other (b)	(38.4)	(31.5)	(6.9)	(21.9)%
Total	$666.8	$815.1	$(148.3)	(18.2)%

Adjusted EBITDA
Olin Brass	$21.1	$27.0	$(5.9)	(21.9)%
Chase Brass	37.2	38.5	(1.3)	(3.4)%
A.J. Oster	9.7	8.2	1.5	18.3%
Total adjusted EBITDA of operating segments	$68.0	$73.7	$(5.7)	(7.7)%
Corporate and other	(8.4)	(3.4)	(5.0)	N/M
Total consolidated adjusted EBITDA	$59.6	$70.3	$(10.7)	(15.2)%

(a) Amounts exclude quantity of unprocessed metal sold.
(b) Amounts represent intercompany eliminations.
N/M - not meaningful

Global Brass and Copper Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	As of
(In millions, except share and par value data)	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash	$58.9	$83.5
Accounts receivable (net of allowance of $0.5 and $1.2, respectively)	138.0	119.6
Inventories	166.5	176.3
Prepaid expenses and other current assets	19.1	17.4
Income tax receivable	2.9	2.4
Total current assets	385.4	399.2
Property, plant and equipment, net	116.5	111.1
Goodwill	4.4	4.4
Intangible assets, net	0.5	0.5
Deferred income taxes	36.4	38.0
Other noncurrent assets	4.4	4.0
Total assets	$547.6	$557.2
Liabilities and equity
Current liabilities:
Current portion of capital lease obligation	$1.2	$1.1
Accounts payable	87.4	71.0
Accrued liabilities	34.4	53.9
Accrued interest	2.7	3.0
Income tax payable	0.1	0.2
Total current liabilities	125.8	129.2
Noncurrent portion of debt	303.0	342.0
Other noncurrent liabilities	37.4	25.3
Total liabilities	466.2	496.5
Commitments and contingencies
Global Brass and Copper Holdings, Inc. stockholders' equity:
Common stock - $0.01 par value; 80,000,000 shares authorized; 21,671,497 and, 21,553,883 shares issued, respectively	0.2	0.2
Additional paid-in capital	40.0	36.9
Retained earnings	41.3	22.3
Treasury stock - 79,149 and 46,729 shares, respectively	(1.5)	(0.7)
Accumulated other comprehensive loss	(2.8)	(2.3)
Total Global Brass and Copper Holdings, Inc. stockholders' equity	77.2	56.4
Noncontrolling interest	4.2	4.3
Total equity	81.4	60.7
Total liabilities and equity	$547.6	$557.2

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(In millions)	2016	2015
Cash flows from operating activities
Net income	$20.8	$25.3
Adjustments to reconcile net income to net cash provided by operating activities:
Lower of cost or market adjustment to inventory	0.1	2.5
Unrealized gain on derivatives	(2.6)	(0.7)
Depreciation	7.3	6.6
Amortization of debt issuance costs	1.3	1.4
Loss on extinguishment of debt	3.3	—
Share-based compensation expense	2.7	1.9
Excess tax benefit from share-based compensation	(0.4)	(0.1)
Provision for bad debts, net of reductions	(0.4)	0.6
Deferred income taxes	2.0	(2.6)
Loss on disposal of property, plant and equipment	—	0.3
Gain on sale of investment in joint venture	—	(6.3)
Equity earnings, net of distributions	—	0.1
Change in assets and liabilities:
Accounts receivable	(18.1)	(13.3)
Inventories	9.1	(9.3)
Prepaid expenses and other current assets	2.6	4.8
Accounts payable	17.5	23.1
Accrued liabilities	(10.5)	(6.0)
Accrued interest	(0.3)	—
Income taxes, net	1.1	7.4
Other, net	(0.3)	—
Net cash provided by operating activities	35.2	35.7
Cash flows from investing activities
Capital expenditures	(14.3)	(7.6)
Proceeds from sale of investment in joint venture	—	8.0
Net cash (used in) provided by investing activities	(14.3)	0.4
Cash flows from financing activities
Borrowings on ABL Facility	0.6	0.6
Payments on ABL Facility	(0.6)	(0.6)
Purchases of Senior Secured Notes	(40.0)	—
Premium payment on partial extinguishment of debt	(2.5)	—
Principal payments under capital lease obligation	(0.5)	(0.5)
Dividends paid	(1.6)	(1.6)
Distribution to noncontrolling interest owner	(0.2)	(0.2)
Proceeds from exercise of stock options	—	0.1
Excess tax benefit from share-based compensation	0.4	0.1
Share repurchases	(0.8)	(0.3)
Net cash used in financing activities	(45.2)	(2.4)
Effect of foreign currency exchange rates	(0.3)	0.1
Net (decrease) increase in cash	(24.6)	33.8
Cash at beginning of period	83.5	44.6
Cash at end of period	$58.9	$78.4
Noncash investing and financing activities
Purchases of property, plant and equipment not yet paid	$2.7	$2.7

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), we also report “adjusted EBITDA,” “adjusted diluted earnings per common share” and “adjusted sales,” which are non-GAAP financial measures as defined below.
Adjusted EBITDA is not intended as an alternative to net income or as an alternative to any other measure of performance in conformity with US GAAP or as an alternative to cash flow provided by (used in) operating activities as a measure of liquidity. Adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by US GAAP. Adjusted sales may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by US GAAP.
You should therefore not place undue reliance on adjusted EBITDA, adjusted diluted earnings per common share, adjusted sales, or any ratios calculated using them. Our US GAAP-based measures can be found in our consolidated financial statements included elsewhere in this press release.
Adjusted EBITDA
Adjusted EBITDA is defined as net income attributable to Global Brass and Copper Holdings, Inc., plus interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude the following:

•	unrealized gains and losses on derivative contracts in support of our balanced book approach;

•	unrealized gains and losses associated with derivative contracts related to energy and utility costs;

•	adjustments due to lower of cost or market adjustments to inventory;

•	gains and losses due to the depletion of a LIFO layer of metal inventory;

•	share-based compensation expense;

•	loss on extinguishment of debt;

•	income accretion related to Dowa-Olin Metal Corporation (the “Dowa Joint Venture”);

•	restructuring and other business transformation charges;

•	specified legal and professional expenses; and

•	certain other items.
Net income attributable to Global Brass and Copper Holdings, Inc. is the most directly comparable US GAAP measure to adjusted EBITDA.
We believe adjusted EBITDA represents a meaningful presentation of the financial performance of our core operations, in order to provide period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
Adjusted EBITDA is the key metric used by our Chief Operating Decision Maker to evaluate the segment performance in a way that we believe reflects our core operating performance, and in turn, incentivize members of management and certain employees. For example, we use adjusted EBITDA per pound in order to measure the effectiveness of the balanced book approach in reducing the financial impact of metal price volatility on earnings and operating margins, and to measure the effectiveness of our business transformation initiatives in improving earnings and operating margins. In addition, measures similar to adjusted EBITDA are defined and used in our debt agreements to determine compliance with various financial covenants and tests.
However, our adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. In addition, it has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under US GAAP. Some of these limitations are that adjusted EBITDA:

•	does not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•	does not reflect the significant interest expense or the amounts necessary to service interest or principal payments on our debt;

•	does not reflect income tax expense and therefore the cost of complying with applicable laws;

•	is an imperfect substitute for cash flow as it eliminates depreciation and amortization expense but does not include cash expended for capital expenditures required to operate our business;

•	does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	does not reflect limitations on our costs related to transferring earnings from our subsidiaries to us.

We compensate for these limitations by using adjusted EBITDA along with other comparative tools, together with US GAAP measurements, to assist in the evaluation of operating performance. Such US GAAP measurements include operating income, net income, cash flows from operations and other cash flow data. We have significant uses of cash, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted EBITDA.
Adjusted diluted earnings per common share
Adjusted diluted earnings per common share is defined as diluted income per common share adjusted to remove the per share impact of the add backs to EBITDA in calculating adjusted EBITDA. Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share is the most directly comparable US GAAP measure to adjusted diluted earnings per common share. We believe that adjusted diluted earnings per common share supplements our US GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons. Adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by US GAAP.
Adjusted sales
Adjusted sales is defined as net sales less the metal cost of products sold. Net sales is the most directly comparable US GAAP measure to adjusted sales, which represents the value-added premium we earn over our conversion and fabrication costs. We use adjusted sales on a consolidated basis to monitor the revenues that are generated from our value-added conversion and fabrication processes excluding the effects of fluctuations in metal costs. We believe that adjusted sales supplements our US GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “projects,” “may,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements the Company makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to its expectations regarding future industry trends are forward-looking statements. In addition, the Company, through its senior management, from time to time makes or may make forward-looking public statements concerning its expected future operations and performance and other developments. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may change at any time, and, therefore, the Company’s actual results may differ materially from those that it expected. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, the Company cautions that it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect the Company’s actual results. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the impact of our indebtedness; the effect of our ability to borrow money; our ability to implement our business strategies, including acquisition activities; our ability to continue implementing our balanced book approach to substantially reduce the impact of fluctuations in metal prices on our earnings and operating margins; shrinkage from processing operations and metal price fluctuations, particularly copper; the condition of various markets in which our customers operate, including the housing and commercial construction industries; our ability to maintain business relationships with our customers on favorable terms; the impact of a loss in customer volume or demand or a shift by customers of their manufacturing or sourcing offshore; our ability to compete effectively with existing and new competitors; the effects of industry consolidation or competition in our business lines; operational factors affecting the ongoing commercial operations of our facilities, including technology failures, regulatory approvals, permit issues, unscheduled blackouts, outages or repairs or unanticipated changes in energy costs; supply, demand, prices and other market conditions for our products; our ability to accommodate increases in production to meet demand for our products; government regulations relating to our products and services, including proposed EPA regulations regarding the registration and marketing of bactericidal copper products; our ability to maintain effective internal control over financial reporting; our ability to realize the planned cost savings and efficiency gains as part of our various initiatives; workplace safety issues; our ability to retain key employees; adverse developments in our relationship with our employees or the future terms of our collective bargaining agreements; rising employee medical costs; our ability to maintain the confidentiality of our proprietary information, to protect the validity, enforceability or scope of our intellectual property rights and manage litigation regarding our intellectual property rights; fluctuations in interest rates; and restrictive covenants in our indebtedness that may adversely affect our operational flexibility.

More detailed information about these and other risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including under “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and our reports filed with the Securities and Exchange Commission from time-to-time, including Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at http://ir.gbcholdings.com or the SEC’s website at www.sec.gov. All forward-looking information in this press release is expressly qualified in its entirety by these cautionary statements. All forward-looking statements contained in this press release are based upon information available to the Company on the date of this press release.

In addition, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Accordingly, investors should not place undue reliance on those statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.